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                                                                    EXHIBIT 99.1

(INTERVOICE LOGO)                                                   NEWS RELEASE

FOR IMMEDIATE RELEASE

MEDIA CONTACT
Intervoice, Inc.
Craig E. Holmes
+ 1 (972) 454-8708
craig.holmes@intervoice.com


30-03

                INTERVOICE RAISES SECOND QUARTER REVENUE ESTIMATE

DALLAS -- SEPTEMBER 11, 2003 -- Intervoice, Inc. (Nasdaq: INTV), a world leader in converged voice and data solutions, announced today that it now estimates sales for its second quarter ended August 31, 2003, to be in the $40.5 million to $42.5 million range. These increased revenues coupled with continued cost management are also expected to have a positive impact on income from operations. Sales for the quarter included a $2.1 million payment from a cash-basis, international managed services customer and the completion of several projects ahead of schedule.

"We are extremely pleased to see positive operating results from our redefined business model. Also, we continue to capture significant new sales opportunities during this challenging business environment," commented David W. Brandenburg, the Company's Chairman of the Board and Chief Executive Officer. "We have implemented a defined growth strategy that capitalizes on our 20-year legacy in voice technology, strong channel partners and our ability to deliver customers compelling ROI's from our systems and services."

The Company is still finalizing its consolidated results and expects to announce its second quarter fiscal 2004 earnings after the market close on September 30, 2003 with a conference call to be held the following day at 10:30 a.m. Central Time. Conference call details will be announced during the week of September 22, 2003.


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Intervoice Raises Second Quarter
Revenue Estimate
September 11, 2003
Page 2 of 2


ABOUT INTERVOICE

With more than 22,000 systems deployed around the globe, Intervoice is a world leader in converged voice and data solutions. Intervoice provides the applications, tools and infrastructure that enable enterprises and carriers to attract and retain customers and promote profitability. Omvia(TM), our open, standards-based product suite, is transforming the way people and information connect. Omvia offers speech-enabled IVR applications, multimedia and network-grade portals, wireless application gateways, and enhanced services such as unified messaging, short messaging services (SMS), voicemail, prepaid services and interactive alerts. Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, and Asia Pacific. For more information, visit www.intervoice.com.